Tompkins Financial Corporation 8-K

Exhibit 99.1

NEWS RELEASE

For Immediate Release:

July 12, 2023

For More Information, Contact:

Susan Valenti

Director of Marketing

svalenti@tompkinsfinancial.com

ITHACA, NY (July 12, 2023) – Tompkins Financial Corp. today announced that Matthew Tomazin has been promoted to executive vice president, chief financial officer (CFO) and treasurer of Tompkins Financial effective October 1, 2023. Tomazin is currently senior vice president and treasurer of the company. Prior to joining Tompkins, Tomazin spent more than a decade in bank financial management gaining expertise in financial modeling, asset and liability (ALCO) management, profitability modeling, governance and controls and strategic planning and execution.

In his new role, Tomazin will serve as the senior executive responsible for managing the financial activities and strategies of the company by providing strategic financial guidance, overseeing financial operations, and making informed decisions to drive the company’s growth and profitability. He will report to Steve Romaine, president and CEO of Tompkins Financial. “It is rewarding, and a testament to our succession planning process, to be able to identify such an outstanding talent from within our organization to assume this role. I’ve had the pleasure to engage with Matt, often directly, over the past four years and have been impressed with his financial acumen and thoughtful, thorough approach to financial issues. In addition, Matt has demonstrated his ability to contribute more broadly to strategic matters and I welcome him as a member of my senior leadership team,” said Romaine.

Frank Fetsko, retiring CFO and COO of Tompkins Financial stated, “Matt has been an outstanding contributor to Tompkins during his tenure here and I am confident of his continued success in the CFO role. He is well positioned to add value to the company for many years to come and I look forward to working with him over the next year in my part-time capacity as director of strategy development.”

Tomazin is active in his community and has served as a board member for a number of local organizations including Town and County Planning and Tioga County Rural Economic Area Partnership Board. He is an Eagle Scout in Boy Scouts of America and a youth soccer coach. A 2007 graduate of Binghamton University and 2014 graduate of Darden/SNL Executive Program in Bank Financial Leadership, Tomazin resides, with his wife and daughters, in Newark Valley, New York.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a banking and financial services company serving the Central, Western and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

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Editor’s note: Attached is a courtesy photo of Matthew Tomazin. # # #